Exhibit 10.104

AGREEMENT

AND

AMENDMENT NO. 1

TO THE

DEBENTURE AND WARRANT PURCHASE AGREEMENT

This AGREEMENT AND AMENDMENT NO. 1 TO THE DEBENTURE AND WARRANT PURCHASE AGREEMENT (this “Agreement”), is made as of April 19, 2004, by and among Incara Pharmaceuticals Corporation (f/k/a Incara, Inc.), a Delaware corporation (the “Company”) and successor-by-merger to Incara Pharmaceuticals Corporation (the “Former Parent”), and Goodnow Capital, L.L.C., a Delaware limited liability company and successor-by-merger to Goodnow Capital, Inc. (the “Investor”).

RECITALS

A. The Company is proposing to enter into a Purchase Agreement, of even date herewith, with the investors that are signatory thereto (the “April Purchase Agreement”), pursuant to which the Company will issue and sell up to $10,260,000 of its Common Stock, together with warrants to acquire up to 16,416,000 shares of its Common Stock (the “Financing”).

B. Pursuant to a corporate reorganization completed on November 20, 2003, the Former Parent merged with and into the Company, its wholly-owned subsidiary.

C. The Company, the Former Parent and the Investor had entered into a certain Debenture and Warrant Purchase Agreement, dated as of September 16, 2003 (the “September Purchase Agreement”) pursuant to which the Company issued to the Investor (i) a Secured Convertible Debenture, dated January 9, 2004, in the principal amount of $5,000,000, the proceeds of which are to be funded over time in accordance with the September Purchase Agreement and the Debenture (the “Debenture”), and (ii) various Warrants to purchase shares of common stock of the Company, upon the terms and conditions set forth therein, which Warrants have now expired unexercised.

D. Subject to certain conditions specified in the September Purchase Agreement and the terms of the Debenture, the Company may request draws upon satisfaction of such conditions and compliance with such terms, including without limitation, the Company’s compliance with the use of proceeds requirements set forth in an approved budget and/or plan.

E. The Investor has agreed to waive the conditions to making any further draws, and to fund the balance of the principal under the Debenture and thereupon fully convert the Debenture in accordance with its terms, all concurrently with the Financing.

F. The Company has requested the Investor’s consent to and approval of, and the Investor has, to the extent provided herein, agreed to consent to and approve of, the Financing in accordance with the terms of the September Purchase Agreement.

G. In consideration of the Investor’s aforesaid agreements, waiver and consent, the Company has agreed to amend the September Purchase Agreement to continue the limitation on the Company’s expenditures in a manner similar to the limitation presently contained in the Debenture, all as hereinafter set forth.

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the September Purchase Agreement, unless the context requires otherwise.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AGREEMENT

1.1 The Financing.

The Investor hereby consents to, and this Agreement constitutes the Investor’s approval pursuant to Sections 8.6(a), 8.9(o) and 8.9(q) of the September Purchase Agreement, of the Financing in accordance with the terms of the April Purchase Agreement; provided, however, the Financing shall be limited to, and the Company shall not have the right to issue and sell more than, 31,040,000 shares of Common Stock (at $0.25 per share) and warrants to acquire no more than 12,416,000 shares of Common Stock, if Xmark Asset Management, LLC does not obtain, by voting trust or in any other manner satisfactory to it, sole voting power with respect to all of the shares of Common Stock to be acquired in the Financing by Great Point Partners (and its Affiliates). For the Financing and only for the Financing, in which shares of the Common Stock are to be sold for $0.25 per share, the Investor hereby specifically waives the Company’s compliance with the restriction set forth in clause (ii) of the penultimate sentence in Section 8.6(a) of the September Purchase Agreement (that shares of Common Stock must be sold at a per share price in excess of $0.30 per share), provided, that, the Financing is consummated in accordance with the April Purchase Agreement; provided, further, that, the proceeds from the sale of the Common Stock and number of shares of Common Stock sold in the Financing shall reduce the amounts in clauses (i) and (iii), respectively, of the penultimate sentence in Section 8.6(a) of the September Purchase Agreement.

1.2 Conversion of Debenture.

(a) The Company shall have caused to be delivered to the Investor the certificate specified in Section 9(j) of the September Purchase Agreement, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, and the Investor shall have advanced to the Company, by wire transfer, the balance of the principal that may be advanced under the Debenture, in the amount of $2,500,000. Following the Company’s and the Investor’s compliance with the preceding sentence, this Agreement shall constitute a notice of conversion under Section 6(b) of the Debenture, in which the Investor elects to convert, effective as of the date hereof, the entire principal balance then outstanding under the Debenture, together with all accrued and unpaid interest thereon (after giving effect to the aforesaid advance), into 50,468,750 shares of Common Stock. The Company shall cause a certificate evidencing such shares of Common Stock to be delivered to the Investor in accordance with Section 6(b) of the Debenture.

(b) Upon conversion of the Debenture and issuance to the Investor of the shares of Common Stock thereunder, the Company shall be authorized to file any and all UCC-3 termination statements with respect to the security interests held by the Investor as security for the Debenture.

(c) For purposes of emphasis and clarification, the Company hereby acknowledges and agrees that: (i) each of the covenants set forth in Section 8.7 of the September Purchase Agreement remains in place and in effect, in accordance with its terms; and (ii) each of the covenants set forth in Section 8.9 of the September Purchase Agreement, except as modified below, remains in place and in effect, in accordance with its terms.

(d) The Company hereby agrees to use its best efforts to obtain amendments (in form and substance reasonably satisfactory to the Investor) to the license agreements described in Section 4.13 of the Aeolus Security Agreement (as amended and restated by the Amended Aeolus Security Agreement) to clarify that the Company will own the intellectual property licensed thereunder upon any termination or expiration of such agreements.

(e) Within 10 days after the closing of the transactions contemplated by the April Purchase Agreement, the Company shall file this Agreement as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.

SECTION 2

AMENDMENT

Section 8.9 (p) of the September Purchase Agreement is hereby deleted and replaced in its entirety with the following:

(p) make any single expenditure, or series of related expenditures, in excess of $25,000, or incur any obligations to make any such expenditure(s), except for those expenditures and obligations (1) pursuant to the SBIR grant from the U.S. Small Business Administration, (2) specified in a budget approved in writing in advance by the Company and the Investor, and (3) directly relating to the development of AEOL-10150 for the treatment of Amyotrophic Lateral Sclerosis, provided, that, nothing in this Section 8.9(p) shall permit any expenditure or obligation that is otherwise not permitted under this Agreement or any other Transaction Document; or

SECTION 3

MISCELLANEOUS

3.1 Governing Law. This Agreement and the September Purchase Agreement, and all matters arising directly or indirectly hereunder or thereunder, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof.

3.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

3.3 Titles and Headings. The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

3.4 Entire Agreement. This Agreement and the September Purchase Agreement constitute the entire agreement between the parties with respect to the matters covered hereby and thereby and supersede all previous written, oral or implied understandings between them with respect to such matters. The September Purchase Agreement shall remain in full force and effect, except to the extent expressly modified herein, and to the extent of any inconsistency between the terms of the September Purchase Agreement and this Agreement, this Agreement shall control.

3.5 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

3.6 No Strict Construction. The Company and the Investor each acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

3.7 Conflicts. Except as expressly modified herein, the September Purchase Agreement shall remain in full force and effect, and to the extent of any conflicts between this Agreement and the September Purchase Agreement, this Agreement shall control.

3.8 References. All references to the September Purchase Agreement in any other agreement between the Company and the Investor shall be deemed to constitute references to the September Purchase Agreement as amended by this Agreement, notwithstanding any failure to reference this Agreement.

3.9 Further Assurance. Subject to the terms and conditions provided herein and in the September Purchase Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

The Company:	INCARA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

The Investor:	GOODNOW CAPITAL, L.L.C.

By:
Name:
Title: